Exhibit 8.1

Significant Subsidiaries of the Registrant

(as of date of this annual report)

On October 31, 2023, we disposed of all of our equity interest in Haoju (Shanghai) Artificial Intelligence Technology Co., Ltd., which carried out our previous long-term rental business in the PRC. We acquired Alpha Mind Technology Limited, an insurance agency and insurance technology business in the PRC, on December 28, 2023. The following list presents the updated subsidiaries of the Registrant as of the date of this annual report.

Subsidiaries	Place of Incorporation
QK365.COM INC	British Virgin Islands
Alpha Mind Technology Limited	British Virgin Islands
Fenglinju Property (China) Limited	Hong Kong
Alpha Mind Technology Limited	Hong Kong
Jiachuang Yingan (Beijing) Information & Technology Co., Ltd	China

VIEs	Place of Incorporation
Huaming Insurance Agency Co., Ltd	China
Huaming Yunbao (Tianjin) Technology Co., Ltd	China

A

Significant Subsidiaries of the Registrant

(as of September 30, 2023)

Subsidiaries	Place of Incorporation
QK365.COM INC	British Virgin Islands
FENGLINJU (CHINA) LIMITED	Hong Kong
Haoju (Shanghai) Artificial Intelligence Technology Co., Ltd.	China
Chengdu Liwu Apartment Management Co., Ltd.	China